                                                                    EXHIBIT 23.1



                                October 29, 1996



Imperial Credit Industries, Inc.
23550 Hawthorne Boulevard
Building One, Suite 110
Torrance, CA 90505

          Re:  Registration of Stock Plan

Gentlemen:

As counsel for Imperial Credit Industries, Inc., (the "Company"), we have participated in the preparation of the Registration Statement which is to be filed on Form S-8 under the Securities Act of 1933, as amended, relating to the offering of up to 1,542,628 shares of the Company's Common Stock (the "Shares") issuable upon the exercise of stock options granted to certain executive officers and directors of the Company pursuant their Employment Agreements and Senior Management Stock Option Agreements (collectively, the "Plan"). We have also examined the proceedings taken and the instruments executed in connection with the issuance of the Shares.

It is our opinion that, when issued pursuant to the exercise of options under the Plan, as contemplated in the Registration Statement, the Shares will be legally issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement.


                              Very truly yours,


                              /s/ Freshman, Marantz, Orlanski, Cooper & Klein FRESHMAN, MARANTZ, ORLANSKI,
                              COOPER & KLEIN
                              a professional corporation